UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Learning Tree International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Learning Tree International, Inc.

1805 Library Street, Reston, Virginia 20190

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, March 28, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Learning Tree International, Inc. (our “Annual Meeting”) will be held at Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190, on Wednesday, March 28, 2012 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect two Class II directors for a term of three years.

2.	To hold an advisory vote on our executive compensation.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

Our board of directors has fixed the close of business on January 23, 2012 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting or at any adjournment thereof.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Notice and proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone. Please note that if your shares are held in street name and you wish to attend and vote at the Annual Meeting, you must first obtain a legal proxy issued in your name from the record holder. Otherwise, you will not be permitted to vote in person at the Annual Meeting.

If you are a stockholder with shares registered in your name, accompanying this Notice is a Proxy Card and a postage paid envelope. If you will not be able to attend our Annual Meeting to vote in person, following are instructions to submit your vote. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. If you do not hold your shares through a broker, you may also vote by Internet (by going to http:// www.rtcoproxy.com/ltre ) or by telephone (by calling 1-866-804-3332). For voting by Internet or telephone, you will need to have available your control number, which is located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

By Order of the Board of Directors,

/s/ David C. Collins
David C. Collins
Chairman of the Board

February 10, 2012

Important Notice Regarding Availability of Proxy Materials

for the 2012 Annual Meeting of Stockholders to be Held on March 28, 2012

Our Proxy Statement, Annual Report on Form 10-K, and Proxy Card are available on the Internet at http://www.proxyvote.com and at the “Investor Information” section of our corporate website at http://www.learningtree.com/investor/proxy.htm.

LEARNING TREE INTERNATIONAL, INC.

1805 Library Street, Reston, Virginia 20190

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Learning Tree International, Inc., a Delaware corporation. The proxies solicited hereby are to be voted at our 2012 Annual Meeting of Stockholders to be held at our offices at 1805 Library Street, Reston, Virginia 20190, on Wednesday, March 28, 2012, at 10:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked:

1.	To elect two Class II directors for a term of three years.

2.	To hold an advisory vote on our executive compensation.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone. Please note that if your shares are held in street name and you wish to attend and vote at the Annual Meeting, you must first obtain a legal proxy issued in your name from the record holder. Otherwise, you will not be permitted to vote in person at the Annual Meeting.

If you are a stockholder with shares registered in your name, accompanying this Proxy Statement is a Proxy Card and a postage paid envelope. If you will not be able to attend our Annual Meeting to vote in person, following are instructions to submit your vote. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. If you do not hold your shares through a broker, you may also vote by Internet (by going to http://www.rtcoproxy.com/ltre) or by telephone (by calling 1-866-804-3332). For voting by Internet or telephone, you will need to have available your control number, which is located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by filing a duly executed proxy bearing a later date. Any stockholder present at our Annual Meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about February 10, 2012. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; Quorum

Only holders of record of our voting securities at the close of business on January 23, 2012 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting. As of the Record Date, 13,510,925 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of January 23, 2012, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the persons named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Percentage of common stock beneficially owned is based on 13,510,925 shares of common stock outstanding on January 23, 2012. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in Securities and Exchange Commission (“SEC”) rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with Instruction 5 of Item 403, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of the registrant as a group, those shares have been counted only once. See the footnotes below for specific share ownership details.

	Common Stock (1)
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Officers and Directors
David C. Collins(2)(3)	4,195,227	31.05%
Eric R. Garen(2)(4)(5)	3,300,105	24.43%
Nicholas R. Schacht(2)(7)	43,480	*
Charles R. Waldron(2)(8)	40,906	*
David A. Booker(2)	7,638	*
Magnus Nylund(2)	16,507	*
W. Mathew Juechter(2)	48,526	*
Curtis A. Hessler(2)	18,766	*
Stefan C. Riesenfeld(2)	18,766	*
George T. Robson(2)	17,806	*
Howard A. Bain III(2)	17,972	*
All directors and executive officers as a group (10 persons)(1)(7)	7,682,219	56.41%

5% Stockholders
Mary C. Collins(3)	4,195,227	31.05%
David C. Collins(2)(3)	4,195,227	31.05%
Theodore E. Guth(4)(5)	1,148,060	8.50%
Lapides Asset Management, LLC(6) 500 W. Putnam Avenue, 4th Floor Greenwich, Connecticut 06830	990,300	7.33%

*	Less than 1%.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after January 23, 2012. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares in this table includes the following number of shares issuable upon vested options or options that vest within 60 days after January 23, 2012: 29,288 shares for Mr. Schacht; 36,219 shares for Mr. Waldron; 4,931 shares for Mr. Booker; 10,964 shares for Mr. Nylund; 10,892 shares for each of Messrs. Juechter, Hessler, Bain, Riesenfeld and Robson; and 135,862 shares for all directors and executive officers as a group.
(2)	Dr. Collins is the Chairman of our Board and Chief Executive Officer and Mr. Garen is the Vice Chairman of our Board. Mr. Schacht is our former President and Chief Executive Officer and a former Director. Mr. Waldron is our Chief Financial Officer and Corporate Secretary. Mr. Nylund is our Chief Information Officer. Mr. Booker is our Chief Operating Officer. Mr. Juechter, Mr. Hessler, Mr. Bain, Mr. Riesenfeld and Mr. Robson are directors. The address of these individuals is Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190.
(3)	Dr. Collins and Mrs. Collins are married. Accordingly, the shares listed for Dr. Collins include 197,640 shares beneficially owned by Mrs. Collins, and those listed for Mrs. Collins include 1,472,248 shares beneficially owned by Dr. Collins, although each disclaims beneficial ownership of the other’s shares. The shares listed for Dr. Collins and Mrs. Collins both include: (i) 89,918 shares owned by the Collins Family Foundation, the directors of which are Dr. Collins and Mrs. Collins, but as to which they disclaim beneficial ownership; (ii) 238,323 shares owned by Adventures in Learning Foundation, of which Dr. Collins and Mrs. Collins are a minority of the trustees and as to which they disclaim beneficial ownership; (iii) 1,837,141 shares owned by DCMA Holdings LP, of which Dr. Collins and Mrs. Collins are general partners, but as to which they disclaim beneficial ownership; and (iv) 359,957 shares owned by the Collins Family Trust, of which Dr. Collins and Mrs. Collins are the trustees.
(4)	The shares listed for Mr. Garen include 218,808 shares owned by the Garen Family Foundation, of which Mr. Garen is a trustee, but as to which he disclaims beneficial ownership. Also included in Mr. Garen’s shares are: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares. See footnote 5.
(5)	Mr. Guth has sole voting and disposition power, as Trustee, of the following shares, as to which he disclaims beneficial ownership: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Guth’s address is c/o Douglas Emmett, Inc., 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401.
(6)	Based upon information contained in the Schedule 13F-HR filed by Lapides Asset Management, LLC for the quarter ended December 31, 2010, reporting sole voting power with respect to 882,800 shares and sole dispositive power with respect to 990,300 shares.
(7)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(8)	Mr. Waldron’s employment with the Company will end February 29, 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board has eight members and is divided into three classes, Class I, Class II and Class III, with staggered terms. The current terms of the Class II directors will expire at our Annual Meeting. At our Annual Meeting, we intend for stockholders to elect two Class II directors, and all current Class II directors have been nominated for re-election. The term of the Class III directors will expire at the annual meeting of stockholders to be held in 2013 and the term of the Class I directors will expire at the annual meeting of stockholders to be held in 2014. At each subsequent annual meeting of stockholders, directors will be elected for a full three-year term to succeed the directors whose terms are then to expire.

Each of our nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee (our “Governance Committee”) and our Board that they have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and demonstrate independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members. Each of the nominees is currently one of our directors.

Information Concerning Nominees and Other Directors

Name	Age	Position
Class II Directors—Nominees for election to terms expiring in 2015.
W. Mathew Juechter(3)(6)	78	Director
Stefan C. Riesenfeld(4)(5)	63	Director

Class III Directors—Present term expires in 2013.
David C. Collins	71	Chairman of our Board
Eric R. Garen	64	Vice Chairman of our Board
George T. Robson(5)(6)	64	Director

Class I Directors—Present term expires in 2014.
Howard A. Bain III(2)	65	Director
Curtis A. Hessler(1)(4)	68	Director

(1)	Chairman of the Compensation and Stock Option Committee.
(2)	Chairman of the Audit Committee.
(3)	Chairman of the Nominating and Governance Committee.
(4)	Member of the Nominating and Governance Committee.
(5)	Member of the Audit Committee.
(6)	Member of the Compensation and Stock Option Committee.

David C. Collins, one of our co-founders, was named as Chairman of our Board on January 17, 2012. He had previously served as Vice Chairman of our Board since 2007. Dr. Collins served as Chairman of our Board from 1974, when we began operations, until 2007. Dr. Collins served as our Chief Executive Officer from 1974 until 2005. Dr. Collins holds a B.S. (with distinction) in Electrical Engineering from Stanford University, and a Masters and a Ph.D. in Electrical Engineering from the University of Southern California. Our Board believes Dr. Collins is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Dr. Collins has been materially involved in our operations since he and Mr. Garen co-founded the company in 1974. He has extensive experience and expertise in the training industry, and in particular in the sales, marketing, and operations of training companies.

Eric R. Garen, one of our co-founders, was named as Vice Chairman of our Board on January 17, 2012. He had previously served as Chairman of our Board since 2007, and is employed by us on a part time basis.

Mr. Garen previously served as our Vice Chairman and President, having been employed by us since 1974. Mr. Garen holds a B.S. in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, earning both degrees with honors. Our Board believes Mr. Garen is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Mr. Garen has been materially involved in our operations since he and Dr. Collins co-founded the company in 1974. He has 36 years of experience and expertise in the training industry, and in particular in the areas of marketing, product development, instructional delivery and course evaluation, all of which are core to the operations of training companies.

George T. Robson has served on our Board since 2006. He was the Chief Financial Officer of Unisys Corporation from 1990 until 1996, the Chief Financial Officer of H & R Block from 1996 until 1997 and the Chief Financial Officer of Dendrite International, a supplier of software and services to the pharmaceutical industry, from 1997 until his retirement in 2002, and on an interim basis during 2005. Mr. Robson holds a B.S. in Economics and Finance from the Wharton School of the University of Pennsylvania and an M.S. in Management from Binghamton University. Our Board believes that Mr. Robson is qualified to serve as a director due to his extensive experience in accounting, financial and operational matters.

Howard A. Bain III has served on our Board since 2001. Since 2004, he has been an independent consultant in all aspects of corporate finance. Mr. Bain is the Chairman of the Board of Cyberdefender, Inc. He held Chief Financial Officer positions at several public companies including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. He has additional experience in various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems and computer disk drives. Prior to 1991, he was a consultant with Arthur Andersen LLP where he was a certified public accountant. He is also a director and the audit committee chair of Nanometrics, Inc. and several private venture capital financed companies. Mr. Bain holds a B.S. in Business from California Polytechnic University. In nominating Mr. Bain, our Governance Committee considered his extensive experience in accounting, financial and operational matters, particularly in the technology industry. Specifically, Mr. Bain has extensive experience and expertise with global operational issues, controlling costs, raising capital and mergers and acquisitions.

Curtis A. Hessler has served on our Board since 2003. Mr. Hessler currently serves as an adjunct professor of law at the University of California Los Angeles. From 1998 until his retirement in 2006, he was Chairman and founding Chief Executive Officer of 101communications LLC, an international publishing and educational conference company serving information technology professionals. From 1997 to 1998 he served as President and Chief Executive Officer of Quarterdeck Corporation, a software firm. From 1996 to 1997 he served as Chairman and Chief Executive Officer of I-Net, Inc., a network management services company. From 1991 to 1995 he served as Executive Vice President, Chief Financial Officer of the Times Mirror Company, a media company. From 1984 to 1990 he served as Vice Chairman and Chief Financial Officer of Unisys Corporation, a computer and computer services company. From 1981 to 1983 he was a partner of Paul Weiss Rifkind Wharton and Garrison, a law firm. From 1977 to 1981 he held various positions with the Federal Government: Assistant Secretary of the U.S. Treasury for Economic Policy, Executive Director of the President’s Economic Policy Group and Associate Director of the Office of Management and Budget. Mr. Hessler is a member of the Board of Directors of Evercore Partners, Inc., an investment banking boutique. Mr. Hessler is a graduate of Harvard College (BA, summa), Oxford University (Rhodes Scholarship), the Yale Law School (JD), and the University of California, Berkeley (MA Economics). In nominating Mr. Hessler, our Governance Committee considered his extensive experience in financial and operational matters. Specifically, Mr. Hessler brings his experience as a chief executive officer, senior executive and director of large public companies as well as small entrepreneurial companies and his background as chief financial officer of two public companies.

W. Mathew Juechter has served on our Board since 1987. He is President and Chief Executive Officer of IRA, Inc., a management consulting company that works primarily in the areas of strategy, structure and executive development. From 1991 to 1999, he was Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. Mr. Juechter served as President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1997, he also was President of the Board of Governors of the American Society for Training and Development. Mr. Juechter is a graduate of Boston University and Harvard Business School. Our Board believes Mr. Juechter is qualified to serve as a director due to his extensive knowledge of the training industry and his long history of involvement in our business.

Stefan C. Riesenfeld has served on our Board since 2006. From 2000 until his retirement in 2003, he served as Chief Financial Officer of Asia Global Crossing (which filed for bankruptcy in 2003). From 1999 to 2000 he served as Chief Financial Officer of Teledyne Technologies. From 1996 to 1999 he served as Finance Director (Chief Financial Officer) of ICL PLC, an information technology company. From 1989 to 1996 he served as Corporate Treasurer of Unisys Corporation. Mr. Riesenfeld holds an M.B.A. and an M.A. in economics from Stanford University and a B.S. in physics from the California Institute of Technology. Our Board believes Mr. Riesenfeld is qualified to serve as a director due to his extensive international experience and experience in accounting, financial and operational matters.

Vote Required

Nominees will be elected as directors by a plurality of the votes cast, which means that the two persons receiving the highest number of votes will be elected to serve as directors. The shares of each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, then the proxy holders will vote for the election of another person or persons as our Board recommends.

Unless otherwise instructed, the proxies will vote “FOR” each of the above-named nominees.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

OUR EXECUTIVE OFFICERS

Name	Age	Title
David C. Collins	71	Chairman of our Board and Chief Executive Officer

Eric R. Garen	64	Vice Chairman of our Board

Charles R. Waldron	61	Chief Financial Officer and Corporate Secretary

David A. Booker	50	Chief Operating Officer

Magnus Nylund	41	Chief Information Officer

Max Shevitz	56	President

For the biographies of Mr. Garen and Dr. Collins, please see “Proposal 1: Election of Directors—Information Concerning Nominees and Other Directors” above.

Charles R. Waldron has been our Chief Financial Officer since 2007 and was elected our Corporate Secretary on March 31, 2009. From 2000 until 2007, Mr. Waldron was a partner with Tatum LLC (Tatum), a professional services provider of financial and information technology leadership. During his tenure at Tatum, Mr. Waldron served as Chief Financial Officer of LCC International, Inc., Brivo Systems, Inc., and Netcom Solutions International, Inc. and as consulting Chief Financial Officer for Star Scientific, Inc. Prior to joining Tatum, Mr. Waldron worked for ExxonMobil Corporation in a variety of positions. Mr. Waldron is a licensed CPA and holds a B.A. and an M.B.A. from Tulane University. Mr. Waldron’s employment with the Company will end February 29, 2012.

David A. Booker has been our Chief Operating Officer since October 2007. He was named Executive Vice President in 2006 and was named President and General Manager of our Canadian subsidiary in 1996. Mr. Booker first joined us in 1993. Prior to that time, Mr. Booker held various sales and sales manager positions in the financial services industry in the United Kingdom.

Magnus Nylund has been our Chief Information Officer since 2005. He was our Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as our Director, Worldwide IS Operations. He joined us in 1992 in our Swedish Operating Unit. Mr. Nylund has a Diploma in Computer Science from the University of Gävle, Sweden.

Max Shevitz was appointed as our President on January 25, 2012. Mr. Shevitz previously was employed by our company from 1988 through 1999. His prior positions included General Manager of the US Operating Unit, Corporate Vice President of Market and Business Development, and Executive Vice President. Additionally, from 1995 through 1999, Mr. Shevitz served as a member of our Board. From 2010 until 2011, Mr. Shevitz was an independent consultant providing business development advice to small businesses. From 2005 until 2010, Mr. Shevitz was the President and sole shareholder of Golf Services of Maryland. From 2002 until 2008, Mr. Shevitz was a Chairman in Residence at Great Hill Partners, a private equity fund located in Boston, Massachusetts. During 2007, Mr. Shevitz was the Chief Executive Officer and President of Firstcall Healthcare Inc., which was a portfolio company Great Hill Partners. From 2006 until 2007, Mr. Shevitz was Chairman of the Board of Neumont University, a for profit higher learning institution located in South Jordan, Utah and a portfolio company of Great Hill Partners.

BOARD MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE

Our Board held 9 meetings during fiscal 2011 and acted 2 times by unanimous written consent. Our Board has three separately designated standing committees: the Audit Committee, the Compensation and Stock Option Committee and our Governance Committee. Our Board has determined that Messrs. Bain, Riesenfeld, Robson, Hessler and Juechter are “independent” under the rules and regulations promulgated by the Nasdaq Stock Market. Each incumbent director attended at least 75% of the aggregate of the number of meetings of our Board and meetings of committees of our Board on which he served during fiscal 2011.

Audit Committee

The members of our Audit Committee are Messrs. Bain (Chairman), Riesenfeld and Robson. The principal functions of our Audit Committee are to review the financial information to be provided to our stockholders and others, our financial reporting process, our system of internal controls, the independent auditors’ independence, our audit process and our process for monitoring compliance with laws and regulations. Under our Audit Committee charter, our Audit Committee is solely responsible for hiring and firing our independent auditors and approving their fees and engagement terms; resolving any disagreement between our independent auditors and our management; and pre-approving all audit and non-audit services performed by our independent auditors, subject to a de minimis exception. Our Board has determined that each member of our Audit Committee is “independent” as required in our Audit Committee Charter and as required by the rules and regulations promulgated by the SEC. Our Audit Committee met 8 times during fiscal 2011 and acted once by unanimous written consent.

Our Audit Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. The information contained in the preceding sentence or in our audit committee charter shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

Our Board has determined that Howard A. Bain III, Chairman of our Audit Committee, is an audit committee financial expert because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Bain has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation and Stock Option Committee

The members of the Compensation and Stock Option Committee (our “Compensation Committee”) are Messrs. Hessler (Chairman), Juechter and Robson. Our Compensation Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov2.htm. Our Compensation Committee is generally responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of our executive officers and our general employee compensation and other policies, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. Among other things, our Compensation Committee specifically:

•	reviews and approves the corporate goals and objectives for our Chief Executive Officer and sets our Chief Executive Officer’s compensation;

•	reviews and approves the evaluation process and compensation structure for our other executive officers and approves their compensation;

•	reviews the performance of our executive officers, including our Chief Executive Officer;

•	reviews and approves employment, severance or termination agreements with our executive officers;

•	oversees our policies relating to compensation of our employees;

•

as appropriate, approves grants of equity incentives, including stock options and restricted stock units, to our employees, and makes recommendations to our Board with respect to incentive compensation plans and equity-based plans and administers those plans that include our officers; and

•	oversees the development of executive succession plans.

Our Compensation Committee charter does not provide for the delegation of our Compensation Committee’s duties to any other person. Our Compensation Committee met one time during fiscal 2011 and acted one time by unanimous written consent.

Nominating and Corporate Governance Committee

The members of our Governance Committee are Messrs. Juechter (Chairman), Riesenfeld and Hessler. Our Governance Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov3.htm. Our Governance Committee met once during fiscal 2011 and acted once by unanimous written consent.

Our Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of our Board and its role in overseeing our affairs. Our Governance Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by our stockholders after considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations and the wishes of our Board members to be renominated. As appropriate, our Governance Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. Our Governance Committee also: reviews the definition of independent director; investigates potential conflicts of interest and related party transactions; recommends committee assignments; and reviews our Code of Business Conduct and Ethics and committee charters.

On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding one or more new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate. Candidates for independent Board members have typically been found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Where executive search firms have been used, we have provided the search firm with a written description of both minimum and desired qualifications for that specific candidate. Based upon these qualifications, the search firm collects resumes and other data about potential candidates and recommends potential candidates to our Governance Committee. We have a policy that stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions, set forth below, for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting. The directors nominated for re-election included in this Proxy Statement were selected and recommended by our Governance Committee and approved by our Board.

Our Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. The Governance Committee also believes that all directors should demonstrate qualities such as: independence; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Governance Committee believes that it is necessary for at least one independent Board member to possess each of the skills enumerated above and for at least one independent Board member to possess financial expertise. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, our Governance Committee considers the entirety of each candidate’s credentials. We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

Board Leadership Structure

Our Board currently does not separate the role of Chairman of the Board from the role of our Chief Executive Officer. Our Board believes that this structure combines experience with accountability and effective oversight. This structure gives us the continued benefits of integrating the experience and knowledge of Dr. David Collins into our Chairman and Chief Executive Officer positions. Dr. Collins has over 37 years of service to our company including continuous service on our Board since he co-founded our company in 1974 and at various times service as our Chairman, Vice Chairman and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is actively involved in overseeing our risk management. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks. Our Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, establishing and periodically reviewing our governance policies, including our related party transaction policy, and monitoring our compliance with applicable independence requirements. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction.

Stockholder Communications

Our Board, including our independent directors, has unanimously adopted a procedure for our stockholders to communicate with our Board. Communications may be addressed to our Secretary, Learning Tree International, Inc. at 1805 Library Street, Reston, Virginia 20190, marked to the attention of our Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairman of our Governance Committee.

Annual Meeting Attendance

Our Board members are not required to attend our annual meetings of stockholders. As attendance by stockholders at our annual meetings of stockholders has historically been low, our Board believes the cost of requiring attendance is not generally justified. However, based upon the nature of the matters to be addressed, they may attend. One of the eight members of our Board attended our 2011 annual meeting of stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Board compensation for our non-employee directors is determined by our Board, based on the recommendations of our Governance Committee. Although our executive officers may provide background data in connection with this process, they are generally not involved in the discussion of Board compensation. Our non-employee director compensation consists of the following:

•	A monthly retainer of $3,000.

•	The annual retainer for the Chairpersons of our Compensation Committee and Governance Committee is $5,000. The annual retainer for the Chairperson of our Audit Committee is $10,000.

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The fee for each Board or committee meeting attended (i) in person, is $2,000 and (ii) by telephone, is $1,000; only a single fee is paid for attendance at multiple committee or Board meetings on a single day.

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An annual grant of $60,000 in restricted stock units, subject to certain financial performance targets (which are the same as the targets for the equity incentives of our management). Restricted stock units entitle recipients to receive shares of common stock upon vesting if on the vesting date the recipient has been continuously employed by us or has been a director of ours. The restricted stock units vest pro-rata on each of the first three anniversaries of the date of grant. The grants are subject to the condition that we achieve an operating profit in the year of grant.

In addition, our non-employee directors are reimbursed for travel and out-of-pocket expenses incurred on our behalf.

COMPENSATION OF EMPLOYEE DIRECTORS

Compensation for Dr. Collins and Mr. Garen, who are employee directors, and Mr. Schacht, who is our former President and Chief Executive Officer, is determined by our Compensation Committee. For a discussion of Mr. Garen’s compensation, please refer to “Executive Compensation.” From October 2005 through January 17, 2012, Dr. Collins, the Chairman of our Board and Chief Executive Officer, had been employed as our Vice-Chairman under an arrangement under which he received aggregate annual compensation of $1.00 per year for his services. Our Compensation Committee is presently working with Dr. Collins to determine his compensation and enter into an employment agreement with him as our Chairman and Chief Executive Officer. We will file a current report on Form 8-K announcing his compensation plan when it has been completed and approved by our Board. In addition to serving as the Chairman of our Board and Chief Executive Officer, Dr. Collins provides input to us on special projects as mutually agreed between him and us and administers a charitable giving program for us as described under “Related Party Transactions.” In addition, our employee directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with Board matters.

Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for fiscal 2011:

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)(2)	All Other Compensation(3)	Total
Howard A. Bain III(5)	$73,600	$60,000	$3,485	$137,085
Curtis A. Hessler(6)	$57,800	$60,000	$3,485	$121,285
W. Mathew Juechter(4)	$56,800	$60,000	$3,485	$120,285
Stefan C. Riesenfeld	$63,600	$60,000	$3,485	$127,085
George T. Robson	$62,600	$60,000	$3,485	$126,085

(1)	The amounts in these columns represent the aggregate grant date fair value of restricted stock unit awards made in fiscal 2011, calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.
(2)	At September 30, 2011, each non-employee director held 10,892 vested options to purchase shares of our common stock and 8,699 unvested restricted stock units.
(3)	The amounts in this column represent the dollar value of dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules.
(4)	Mr. Juechter is Chairman of our Governance Committee.
(5)	Mr. Bain is Chairman of our Audit Committee.
(6)	Mr. Hessler is Chairman of our Compensation and Stock Option Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of our executive officers, including the individuals who served as our Chief Executive Officer and our Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table below, whom we refer to as our “named executive officers.”

Compensation Philosophy and Objectives

Our Compensation Committee believes that attracting and retaining well-qualified executives is crucial to our success. Our Compensation Committee believes our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. In designing our compensation programs, our Compensation Committee believes that the total compensation of our named executive officers and other key employees should reflect the value created for stockholders while supporting our strategic goals. In doing so, our Compensation Committee tries to design our compensation programs to reflect the following principles:

•	Compensation should allow us to attract and retain talented and experienced executives.

•	Compensation should be meaningfully related to the value created for our stockholders.

•	Compensation programs should support our short-term and long-term strategic goals and objectives, with a focus on targets that reflect our current strategic objectives.

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success.

The allocation between cash and non-cash compensation is based on our Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance.

Given his large equity position in our company, our Compensation Committee has determined that incentive compensation and equity grants are not needed in the case of Mr. Garen, who is our Vice Chairman and one of our named executive officers. Consequently the majority of the remainder of the discussion about the elements of compensation does not apply to Mr. Garen. We pay Mr. Garen $15,000 per month, which our Compensation Committee believes is significantly less than the value of his services.

Our Compensation Committee reviewed the results of the annual non-binding “say-on-pay” proposal. A substantial majority (99%) of our stockholders who voted on our “say-on-pay” proposal approved our executive compensation as described in our Compensation Discussion & Analysis and tabular disclosures in the 2011 proxy statement. Our Compensation Committee did not implement changes to our compensation as a direct result of the vote.

Elements of Compensation

For fiscal 2011, the compensation for our named executive officers generally consisted of four components: base compensation, incentive compensation, equity incentives and health and welfare benefits. Under certain circumstances, we may also grant special bonuses or provide other compensation to our employees, including our named executive officers.

Base Salary. Our Compensation Committee’s general approach to compensating executives is to pay cash salaries that are commensurate with the executives’ experience and expertise and takes into account whether the compensation being paid appears to be sufficient to attract and retain executives. Base salaries for our executives are reviewed annually and may be adjusted as part of their total compensation package. Factors that may be considered are inflation, salary history, competitive factors in the market, and relative merit. In fiscal 2011, the Compensation Committee did not employ any formal process, such as compensation consultants, for evaluating the base salaries we pay, believing that the benefits would not be justified by the costs. The annual analysis generally begins with an average increase, which reflects our performance, any changes in the cost-of-living and any perceived increases in competitive salaries. This percentage was 3.5% for fiscal 2011. Our Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility, and changes in compensation paid by competitors.

For fiscal 2012, our Compensation Committee approved salary increases for our named executive officers.

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary		Amount of Increase
Nicholas R. Schacht(1)	$436,800	$445,208		$8,408
Charles R. Waldron(2)	$332,800	$340,954		$8,154
David A. Booker(3)	$289,857	$302,193		$12,336
Magnus Nylund	$220,646	$226,052		$5,406
Eric R. Garen	$180,000	$180,000		$—
David C. Collins(4)	$1		(4)	—

(1)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(2)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(3)	Mr. Booker’s salary is paid in Canadian dollars but is shown here in U.S. dollars using a budgeted constant exchange rate of CN$1.0408 to US$1.00 for fiscal 2011 and CN$1.02256 to US$1.00 for fiscal 2012.
(4)	Dr. Collins, the Chairman of our Board and Chief Executive Officer, is employed under an arrangement under which he receives aggregate annual compensation of $1.00 per year for his services. Following his appointment on January 17, 2012 as Chairman and Chief Executive Officer, our Compensation Committee has been developing a different compensation plan for Dr. Collins due to his change in his status from Vice-Chairman to full-time Chairman and CEO. When completed and approved by our Board, the new compensation plan will be disclosed in a current report on Form 8-K.

Our Compensation Committee may also adjust salaries at other times during the year under certain circumstances, including promotions. Should we hire a new named executive officer in the future, we expect that the initial compensation would be determined based on the executive’s experience and, where relevant, by comparison to salaries paid to executives in competitive businesses.

Annual Incentive Compensation. The basic format for the incentive compensation for our named executive officers has been in place for several years. At the beginning of each year, our Compensation Committee approves a target incentive amount for each executive based on a specific percentage of that executive’s base salary. For fiscal 2011 and 2012, the percentages for each of our named executive officers are as follows:

	Target Incentive as a Percentage of Base Salary
Named Executive Officer	Fiscal 2011	Fiscal 2012
Nicholas R. Schacht(1)	45.0%	47.2%
Charles R. Waldron(2)	30.0%	31.3%
David A. Booker	30.0%	31.3%
Magnus Nylund	30.0%	31.3%
Eric R. Garen	N/A	N/A
David C. Collins(3)	N/A	(3)

(1)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(2)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(3)	Following his appointment on January 17, 2012 as Chairman and Chief Executive Officer, our Compensation Committee has been developing a different compensation plan for Dr. Collins due to his change in his status from Vice-Chairman to full-time Chairman and CEO. When completed and approved by our Board, the new compensation plan will be disclosed in a current report on Form 8-K.

At the beginning of each fiscal year, our Compensation Committee also approves a series of weighted quantitative performance targets for the upcoming fiscal year, most commonly based on one or more of the following: operating income, revenue, gross profit, operating expenses as a percentage of revenue and the quality rating of our courses based upon reviews completed by course attendees. The weighing of the targets is approved by our Compensation Committee and may vary from year to year. The following table sets forth the targets and weighting in the incentive plan for our named executive officers for fiscal 2011 and 2012 (dollars in thousands):

	Fiscal 2011				Fiscal 2012
Variable	Threshold	Target	Maximum	Weight	Threshold	Target	Maximum	Weight
Revenue	$122,850	$136,500	$163,800	50.0%	$132,750	$147,500	$177,000	50.0%
Gross Profit	52.5%	55.0%	60.0%	25.0%	52.5%	55.6%	60.0%	25.0%
Operating Income	3.5%	5.5%	9.5%	25.0%	3.5%	6.4%	9.5%	25.0%

At the end of each fiscal year, the incentive compensation for each executive is determined under a formula using the actual results for the year and the weighting assigned to that target. An executive does not receive any incentive if the minimum targets are not met, but can earn in excess of his or her target incentive if the actual results exceed that minimum threshold level. Overall, an executive’s earned incentive compensation cannot exceed three times his or her target incentive compensation.

In setting the targets and in measuring the actual awards, our Compensation Committee makes certain adjustments (such as foreign exchange rate changes) to generally accepted accounting principles to exclude certain effects that it believes could distort comparisons, so that these numbers do not correspond exactly to our reported results.

Equity Incentives. Our Compensation Committee oversees a program under which we grant restricted stock units to our named executive officers (and our other senior executives) on an annual basis to encourage long-term retention of executives and to reward the attainment of corporate goals over a multi-year period. Restricted stock units entitle the recipients to receive shares of common stock upon vesting if on the vesting date the recipient has been continuously employed by us or has been a director of ours. The annual grants vest on each of the first three anniversaries of the date of grant. These grants are issued subject to the condition that we achieve an operating profit in the fiscal year of grant.

Based on the compensation expense to be recorded by us in our financial statements with respect to the equity grants, our Compensation Committee determines the amount of restricted stock units related to an approved percentage of each named executive officer’s base salary. For fiscal 2011 and fiscal 2012, the percentages for each of the named executive officers are as follows:

	Value(1) of Equity Grants as a Percentage of Base Salary
Named Executive Officer	Fiscal 2011	Fiscal 2012
Nicholas R. Schacht(2)	25.0%	27.4%
Charles R. Waldron(3)	15.0%	21.4%
David A. Booker	15.0%	21.4%
Magnus Nylund	15.0%	21.4%
Eric R. Garen	N/A	N/A
David C. Collins(4)	N/A	(4)

(1)	Based on compensation expense to be recorded by us in our financial statements over the life of the grant, assuming no forfeitures.
(2)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(3)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(4)	Following his appointment on January 17, 2012 as Chairman and Chief Executive Officer, our Compensation Committee has been developing a different compensation plan for Dr. Collins due to his change in his status from Vice-Chairman to full-time Chairman and CEO. When completed and approved by our Board, the new compensation plan will be disclosed in a current report on Form 8-K.

In addition to any periodic grants, we have made stock option grants and awards to executive officers on events such as initial employment, promotion and superior performance as an incentive for continued service with us as well as continued superior performance. For information concerning the equity incentives awarded to each named executive officer during fiscal 2011, see “Grants of Plan-Based Awards.”

Equity Ownership Guidelines. We encourage our executives to own equity in the company, through the ownership of shares or options, but we have not established any specific equity ownership guidelines.

Health and Welfare Benefits. We provide our named executive officers with paid time off, medical and health benefits and defined contribution retirement plans comparable to those provided to our employees generally. In addition, consistent with common Canadian practice, our Chief Operating Officer receives a monthly automobile allowance. We do not have any special benefit plans for our named executive officers with the exception of Mr. Garen, who has a company-paid life insurance policy at a cost of $720 per year.

Special Bonuses. Our Compensation Committee also reserves the right to award special bonuses under other circumstances.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation paid to certain named executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of our Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, our Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, our Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances. In fiscal 2011, none of our executive officers received more than $1,000,000 in total compensation.

Role of the Executive Officers

Under its charter, our Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and our other named executive officers and all other elected officers. In doing so, our Compensation Committee is expected to consult with our Chief Executive Officer and other officers as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer, our Compensation Committee meets outside the presence of all of our executive officers, although each director and each employee directly reporting to the Chief Executive Officer is asked to supply a confidential written assessment of the performance of our Chief Executive Officer. With respect to our other named executive officers, our Compensation Committee receives a report and recommendation from our Chief Executive Officer.

At approximately the beginning of each fiscal year, our Compensation Committee determines target amounts and performance criteria for the upcoming year’s performance compensation plan and grants the equity incentive awards for each of our named executive officers.

Principal Compensation Agreements and Plans

Employment Agreements

We have employment agreements with each of Messrs. Waldron, Booker, and Nylund, which provide:

•	that the agreement (and the employment of the executive involved) is terminable by either party at any time.

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for severance compensation equal to six months’ (12 months’ in the case of Mr. Booker) base salary upon termination of employment by us without cause. Cause is defined in the employment agreements as (a) a material failure to perform the executive’s duties under the employment agreement, (b) breach of a fiduciary duty to our company or (c) an indictment for a felony or other serious crime.

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that the executive will not (i) for a period of one year (six months in the case of Mr. Booker) following termination, offer any service in competition with us, whether directly or indirectly, in any area served by us at the date of termination; (ii) for a period of two years (six months in the case of Mr. Booker) following termination, disclose any information pertaining to our customers or the contents of any mailing list prepared or used by us during or prior to the term of the Agreement; and (iii) for a period of two years (six months in the case of Mr. Booker) following termination, hire or solicit for employment any person who is an employee or subcontractor of our company as of the date of the executive’s termination.

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that the executive will not receive any incentive compensation and must repay any incentive compensation paid in advance within 30 days of termination if he terminates his employment with us or is terminated for cause.

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that the executive will receive any unpaid incentive compensation with respect to a year prior to the year in which he departs, and a prorated (using the number of days before and after his departure) portion of his incentive compensation with respect to the entire fiscal year in which he departs (which will be calculated and paid after the end of such fiscal year) if he is terminated by us without cause.

We had an employment agreement with Mr. Schacht that included the same terms described above. Mr. Schacht’s employment agreement terminated on January 17, 2012 in connection with his resignation as chief executive officer and president.

We have an employment agreement with Mr. Garen, who is employed by us on a part-time basis, which provides:

•	that he reports directly to our Board and performs executive duties and functions as specified from time to time by our Board.

•	that his employment is terminable by either party upon three months’ written notice and that we may terminate the agreement without three months’ notice for cause.

Our Compensation Committee is presently working with Dr. Collins to determine his compensation as our Chairman and Chief Executive Officer and enter into an employment agreement with him. We will file an 8-K report on the compensation plan when it has been completed.

Payments upon Termination

The information below sets forth the amount of compensation we will pay to each of our named executive officers in the event of termination of such named executive officer’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid can only be determined at the time of such named executive officer’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Any unpaid annual bonus for a previously completed year, unless specified otherwise;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

Voluntary Termination/Termination for Cause. No additional amounts would be contractually due to any named executive officer upon a voluntary termination or a termination for cause.

Involuntary Termination. In addition to the amounts set forth above under “—All Terminations”, our employment agreements with our named executive officers (other than Mr. Garen) provide that they will receive six months’ (12 months’ in the case of Mr. Booker) base salary upon termination of employment by us without cause. Assuming termination effective as of September 30, 2011, and based on the salary in effect as of that date and the incentive compensation that had been earned but not paid for fiscal 2011 as of that date, the amounts payable would have been as follows:

Name	Salary and Incentive(1)	Benefits		Total
Nicholas R. Schacht(2)	$218,400	—		$218,400
Charles R. Waldron(3)	$166,400	—		$166,400
David A. Booker	$289,857	$5,502	(4)	$295,359
Magnus Nylund	$110,323	—		$110,323
Eric R. Garen	—	—		—

(1)	Reflects six months’ salary for Messrs. Waldron, and Nylund, payable in accordance with our normal salary payment schedule, 12 months’ salary for Mr. Booker, and any incentive compensation payable to each named executive officer listed.
(2)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(3)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(4)	Reflects continued coverage under our benefit plans for eight weeks.

Death. In accordance with our standard nondiscriminatory employee term life insurance provisions, the following amounts would be paid to the beneficiaries of the named executive officers if the officer would have died on September 30, 2011: $433,000 for Mr. Waldron; $733,453 for Mr. Booker; $287,000 for Mr. Nylund; and $500,000 for Mr. Garen. The foregoing amounts would be doubled in the case of accidental death. Mr. Booker’s term life insurance amounts would be payable in Canadian dollars, but the amount is shown in U.S. dollars using a budgeted constant exchange rate as of September 30, 2011 of CN$1.02256 to US$1.00.

Disability. Depending on the nature of the disability and other factors, under our various nondiscriminatory employee plans and arrangements, our named executive officers may be eligible for disability benefits in the event of a disability.

Change of Control. None of our executive officers is entitled to special payments upon a change of control.

Equity Incentive Plan

On June 19, 2007, our stockholders approved the Learning Tree International, Inc. 2007 Equity Incentive Plan (our “Equity Plan”) pursuant to which we are authorized to issue incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options, stock appreciation rights, restricted stock awards (including restricted stock units), performance unit awards and performance share awards to named executive officers (as well as other employees and directors). The Equity Plan authorizes the issuance of up to 1,000,000 shares and expires on December 31, 2016. The Equity Plan is administered by our Compensation Committee. Each award under the Equity Plan is evidenced by a written agreement in a form approved by our Compensation Committee. To date, we have only granted stock options, restricted stock and restricted stock units under our Equity Plan.

Under our Equity Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the common stock on the date of grant. The term of any stock option may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; although that period cannot be less than six months. Upon exercise of any option granted under our Equity Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of common stock. No options granted under our Equity Plan are transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Our Equity Plan permits the grant of shares of common stock, including restricted stock units (which entitle the recipient to receive shares of common stock upon vesting), subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse and/or remove any restrictions.

Defined Contribution Plans

We have adopted a defined contribution plan for the benefit of our United States employees who have met the eligibility requirements. The Learning Tree International 401(k) Plan is a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code. Currently, the maximum amount of employee contributions remains subject only to statutory limitations. Prior to April 1, 2009, we contributed at a rate of 75% of the amount, up to the first 6% of employee compensation, contributed by each employee. From April 1, 2009 to September 30, 2009, we contributed at a rate of 50% of the amount, up to the first 2% of employee compensation, contributed by each employee. Effective, October 1, 2009, we contribute at a rate of 30% of the amount, up to the first 6% of employee compensation, contributed by each employee. We contributed $482,000, $223,000 and $165,000 to our 401(k) Plan for fiscal 2009, 2010 and 2011, respectively.

We have also adopted or participate in company-sponsored or country-sponsored contribution plans for the benefit of our employees of all of our foreign subsidiaries. Contributions to these plans are subject to tenure and compensation level criteria, as well as certain limitations. For fiscal 2009, 2010 and 2011, our cost for these plans was approximately $576,000, $531,000 and $640,000, respectively.

Summary Compensation Table

The following table sets forth, for fiscal 2009, 2010 and 2011, all compensation awarded to, earned by or paid for services received by (i) our President and Chief Executive Officer and our Chief Financial Officer, and (ii) our three other most highly compensated executive officers as of the end of fiscal 2011 who received more than $100,000 in aggregate compensation during fiscal 2011:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Nicholas R. Schacht(4) President and Chief Executive Officer	2011	$436,800	$—	$109,200	$131,140	$11,421	$688,561
	2010	$399,500	$—	$118,875	$—	$21,919	$540,294
	2009	$440,012	$50,000	$—	$—	$7,088	$497,100

Charles R. Waldron(5) Chief Financial Officer and Corporate Secretary	2011	$332,800	$—	$49,920	$66,661	$77,342	$526,723
	2010	$306,800	$—	$61,020	$—	$8,134	$375,954
	2009	$322,040	$50,000	$—	$—	$10,400	$382,440

David A. Booker(6) Chief Operating Officer	2011	$289,857	$—	$44,418	$59,799	$20,823	$414,897
	2010	$256,890	$—	$51,628	$—	$12,834	$321,352
	2009	$270,227	$—	$—	$—	$11,325	$281,552

Magnus Nylund Chief Information Officer	2011	$220,646	$—	$33,097	$43,297	$6,165	$303,205
	2010	$201,520	$20,000	$40,228	$—	$11,293	$273,041
	2009	$217,107	$—	$—	$—	$5,595	$222,702

Eric R. Garen Chairman	2011	$180,000	$—	$—	$—	$4,010	$184,010
	2010	$162,000	$—	$—	$—	$3,687	$165,687
	2009	$171,000	$—	$—	$—	$3,789	$174,789

(1)	Represents the aggregate grant date fair value of stock awards, restricted stock units, or option awards, as applicable, granted in fiscal 2010 and 2011, as applicable, calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.
(2)	Consists of amounts payable under our annual incentive compensation plan for each named executive officer for fiscal 2011. No incentive compensation was earned with respect to fiscal 2009 or fiscal 2010. See “Compensation Discussion and Analysis—Elements of Compensation” for additional information.
(3)

For Mr. Schacht, Mr. Waldron and Mr. Nylund includes (i) contributions to our 401(k) plan of: $4,410, $4,410 and $4,010 for fiscal 2011; $4,410, $4,410 and $4,168, respectively, for fiscal 2010; and $7,038, $10,350 and $5,545, respectively, for fiscal 2009; (ii) for fiscal 2011 the dollar value of dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules of $6,961, $78,882 and $2,105, respectively; for fiscal 2010, the dollar value of dividends paid in September 2010 of $17,459, $3,674 and $7,075, respectively; and (iii) for fiscal 2011, 2010 and 2009, $50 on each of their respective birthdays. For Mr. Garen includes (i) contributions to our 401(k) plan of $3,240, $2,917 and $3,019, respectively, for fiscal 2011, 2010 and fiscal 2009; (ii) company-paid life insurance premiums of $720 for a life insurance program for each of fiscal 2011, fiscal 2010 and, fiscal 2009; and (iii) for fiscal 2011, fiscal 2010 and fiscal 2009, $50 on his birthday. For Mr. Booker, includes (i) for fiscal 2011 (a) contributions to the Registered Pension Plan in Canada of $11,485; (b) $46 on his birthday; and (c) $2,699 in dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; these amounts were paid or denominated in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2011 of CN$1.04080 to US$1.00; (ii) for fiscal 2010 (a) contributions to the Registered Pension Plan in Canada of $10,297; (b) $1,031 in tax gross up amounts; (c) $46 on his birthday; and (d) $1,456 in dividends paid in September

2010 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; these amounts were paid or denominated in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2010 of CN$1.09 to US$1.00; and (iii) for fiscal 2009 (a) contributions to the Registered Pension Plan in Canada of $10,246; (b) $1,079 in tax gross up amounts; these amounts were paid in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2009 of CN$1.07 to US$1.00.
(4)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(5)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(6)	Mr. Booker’s compensation was paid or denominated in Canadian dollars but is shown here in U.S. dollars using a budgeted constant exchange rate of CN$1.04080 to US$1.00 for 2011 and CN$1.09 to US$1.00 for fiscal 2010 and CN$1.07 to US$1.00 for fiscal 2009.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards during fiscal 2011 to our named executive officers. Mr. Garen did not receive grants of plan-based awards in fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of RSU Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Threshold ($)(2)
Nicholas R. Schacht(4)		—	$196,550	$589,677	—	—	—	—	—
Restricted Stock Units	12/12/10	—	—	—	10,065	—	—	$10.85	$109,200

Charles R. Waldron(5)		—	$99,840	$299,519	—	—	—	—	—
Restricted Stock Units	12/12/10	—	—	—	4,601	—	—	$10.85	$49,920

David A. Booker		—	$89,630	$268,890	—	—	—	—	—
Restricted Stock Units	12/12/10	—	—	—	4,094	—	—	$10.85	$44,418

Magnus Nylund		—	$64,896	$194,687	—	—	—	—	—
Restricted Stock Units	12/12/10	—	—	—	3,050	—	—	$10.85	$33,097

(1)	The payouts under our annual incentive compensation plan were based on the attainment of financial performance targets for revenue (50%), gross profit (25%) and operating income (25%), as described in “Compensation Discussion and Analysis” above.
(2)	The restricted stock units were granted under the Equity Plan subject to the condition that we achieve positive net income in fiscal 2011, as described in “Compensation Discussion and Analysis” above. The Threshold, Target and Maximum columns represent the minimum, target and maximum number of shares, respectively, that could have been earned. Based on the results in fiscal 2011, all of the restricted stock units were earned and therefore vest at the rate of 1/3 on each of the first three anniversaries of the date of grant.
(3)	Represents the grant date fair value of the restricted stock unit awards computed in accordance with ASC 718. The assumptions and methodology used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.
(4)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(5)	Mr. Waldron’s employment with the Company will end February 29, 2012.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Tables

A discussion of the material terms of the employment agreements of our named executive officers and our compensation plans and arrangements, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, is contained in the sections of this Proxy Statement titled “—Compensation Discussion and Analysis” and “—Principal Compensation Agreements and Plans.”

Outstanding Equity Awards at Fiscal Year-end

The following table reflects outstanding vested and unvested stock options and unvested restricted stock units held by the named executive officers as of the end of fiscal 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Nicholas R. Schacht(1)	24,242	—		$12.66	6/24/12	—		—
	5,046	—		$20.70	12/15/12	—		—
	—	—		—	—	6,329	(4)	$46,771
	—	—		—	—	10,065	(5)	$74,380

Charles R. Waldron(2)	2,884	—		$20.70	12/15/12	—		—
	16,667	16,668	(3)	$10.22	12/15/13	—		—
	—	—		—	—	2,917	(4)	$21,557
	—	—		—	—	4,601	(5)	$34,001

David A. Booker	4,931	—		$20.70	12/15/12	—		—
	—	—		—	—	2,454	(4)	$18,135
	—	—		—	—	4,094	(5)	$30,255

Magnus Nylund	9,090	—		$12.66	6/24/12	—		—
	1,874	—		$20.70	12/15/12	—		—
	—	—		—	—	1,915	(4)	$14,152
	—	—		—	—	3,050	(5)	$22,540

(1)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(2)	Mr. Waldron’s employment with the Company will end February 29, 2012.
(3)	These unvested options vest on December 31, 2012.
(4)	One-half of these unvested units vest on November 2, 2011 and November 2, 2012.
(5)	One-third of these unvested units vest on December 7, 2011, December 7, 2012 and December 7, 2012.

The following table sets forth information concerning options exercised, restricted stock and restricted stock units held by our named executive officers that vested during fiscal 2011. The aggregate dollar amount realized upon vesting of the restricted stock units was determined by multiplying the number of vesting shares by the market value of the underlying shares on the vesting dates.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas R. Schacht(1)	—	—	3,626	$42,839
Charles R. Waldron(2)	—	—	1,721	$20,782
David A. Booker	—	—	1,227	$12,908
Magnus Nylund	—	—	1,129	$13,618

(1)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(2)	Mr. Waldron’s employment with the Company will end February 29, 2012.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The information contained in this Compensation and Stock Option Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management, and based on such review and discussions, the Compensation and Stock Option Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND STOCK

OPTION COMMITTEE

Curtis A. Hessler, Chairman

W. Mathew Juechter

George T. Robson

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are giving our stockholders the opportunity to vote, on an advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation structure is designed to attract and retain well-qualified executive officers, which is crucial to our success, and we believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the Section entitled “Executive Compensation,” including the Compensation Discussion and Analysis, for additional details about our executive compensation programs, including information about the fiscal 2011 compensation of our named executive officers.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Learning Tree International, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Learning Tree International, Inc.’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved and passed on an advisory basis with the affirmative vote of the majority of the votes cast. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote this resolution will result in the resolution receiving fewer votes. Our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

Unless otherwise instructed, the proxies will vote “FOR” the above resolution.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION

SET FORTH IN THIS PROPOSAL 2.

RELATED PARTY TRANSACTIONS

Transactions

Dr. Collins oversees (with the concurrence of our Governance Committee) an annual charitable budget of $200,000. In fiscal 2009 and 2010, we donated $180,000 and $116,200, respectively, to two charitable organizations recommended by Dr. Collins. Dr. Collins is a member of the boards of both of those charitable organizations. In fiscal 2011, we paid a total of $233,300 to four charitable organizations. Dr. Collins is a member of the board of one of those charitable organizations.

During fiscal 2011, we paid $140,808 for legal services performed by Manatt, Phelps and Phillips LLP, a law firm in which Theodore E. Guth was a partner during that fiscal year. Mr. Guth has sole voting and disposition power, as trustee of an aggregate of 1,147,065 shares of our common stock held by the Nicole Suzanne Garen Family Trust, the Steven Robert Garen Family Trust and the Garen Dynasty Trust, but as to which he disclaims beneficial ownership.

Policies and Procedures for Approving Related Party Transactions

In January 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than 5 percent of any class of our voting securities;

•

an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5 percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5 percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

Our Board has delegated to our Governance Committee the responsibility of reviewing and approving related party transactions. Our Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as our Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from our Governance Committee. Related party transactions that are ongoing are subject to ongoing review by our Governance Committee to determine whether it is in our best interest and our stockholders best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

CODE OF ETHICS

On December 4, 2002, our Board adopted the Code of Business Conduct and Ethics (“Code of Ethics”) for all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics requires all of our employees to avoid actual or apparent conflicts of interest, and our conflicts of interest policy applies to our employees and members of their immediate families. Actual or apparent conflicts of interest must be reported to a Human Resources Manager or directly to our Vice President of Human Resources and Administration. An employee may only proceed with the subject transaction if the Vice President of Human Resources and Administration approves of the transaction.

A copy of the Code of Ethics is publicly available on our website at http://www.learningtree.com/investor/corpgov4.htm. We intend to post on our website any amendments to, or waivers from, our Code of Ethics that apply to our principal executive officer or principal financial officer within two days of any such amendment or waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of ours, or is related to any other member of our Compensation Committee, or any other member of our Board, or any of our executive officers, or had any other relationships requiring disclosure under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, BDO USA, LLP, our September 30, 2011 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of September 30, 2011. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2011 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2011 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Howard A. Bain III, Chairman

Stefan C. Riesenfeld

George T. Robson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Other than as disclosed below and based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during our fiscal year ended September 30, 2011, our officers, directors and greater than ten percent stockholders timely filed all reports they were required to file under Section 16(a). Eric R. Garen, one of our directors and a 10% or greater stockholder, filed a late Form 4 with respect to one transaction. Howard A. Bain III, one of our directors, filed a late Form 4 with respect to one transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2011 our independent auditors, as approved by our Audit Committee, were BDO USA, LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by BDO USA for fiscal 2010 and 2011:

	Fiscal 2011	Fiscal 2010
Audit Fees	$800,000	$828,603
Audit-Related Fees	$—	$—
Tax Fees(1)	$139,983	$31,820
All Other Fees	$8,500	$—

(1)	Tax fees include fees principally incurred for assistance with the preparation of U.S. Federal and State returns and with other tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require our Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee pre-approved 100 percent of the fees for services provided by BDO USA, LLP during fiscal 2011.

Our Audit Committee considered and determined that the provision of non-audit services by BDO USA, LLP was compatible with maintaining the auditors’ independence. Our Audit Committee has selected BDO USA, LLP as its auditor for fiscal 2012.

A representative of BDO USA, LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements as such representative deems appropriate.

STOCKHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING

Pursuant to Rule 14a-8 of the SEC, proposals by eligible stockholders that are intended to be presented at our 2013 annual meeting of stockholders, must be received by us by October 14, 2012 in order to be considered for inclusion in our proxy materials. Stockholders wishing to submit proposals that are to be presented at, but are not to be considered for inclusion in our proxy materials for, our 2013 annual meeting of stockholders must give us timely notice thereof. To be timely, a proposal must be received by us no later than December 28, 2012.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for fiscal 2011 is being mailed to stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

By Order of the Board of Directors,

February 10, 2012	/s/ David C. Collins
David C. Collins
Chairman of the Board

With- For All For hold Except INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. 1. Vote on Directors: Election of Two (2) Class II Directors, Nominees: 01) W. Mathew Juechter 02) Stefan C. Riesenfeld x ANNUAL MEETING OF STOCKHOLDERS MARCH 28, 2012 This proxy is solicited on behalf of the Board of Directors Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. LEARNING TREE INTERNATIONAL, INC. REVOCABLE PROXY LEARNING TREE INTERNATIONAL, INC. The undersigned hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Stockholders of Learning Tree International, Inc. (“Learning Tree”) dated February 10, 2012, and the accompanying Proxy Statement related to the above-referenced Annual Meeting, and hereby appoints Dr. David C. Collins and Eric R. Garen, with full power of substitution in each, as attorneys and proxies of the undersigned. Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Wednesday, March 28, 2012, at Learning Tree, 1805 Library Street, Reston, Virginia 20190, and at any and all adjournments or postponements thereof (the “Annual Meeting”), on behalf of the undersigned on the matters set forth hereof and in the manner designated thereon. If youR ADDReSS hAS ChANgeD, PleASe CoRReCT The ADDReSS IN The SPACe PRovIDeD below AND ReTuRN ThIS PoRTIoN wITh The PRoxy IN The eNveloPe PRovIDeD. PLEASE MARK VOTES AS IN THIS EXAMPLE 6821 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at cfpproxy.com/6821 For Against Abstain Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. 2. Advisory approval of Learning Tree’s executive compensation. 3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. In their discretion, the proxies are authorized to vote “FOR” the election of substitute nominee(s) for director(s) as the Board of Directors of Learning Tree International, Inc. shall select, and upon other such matters as may come before the Annual Meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholders of record. If no directions are made, this Proxy will be voted FOR all Proposals.